Exhibit 99.(p)(27)

BASSWOOD CAPITAL MANAGEMENT L.L.C.

CODE OF ETHICS

A.	Introduction

As evidence of the commitment of Basswood Capital Management L.L.C. (the “Firm”) to operating with integrity, the Firm has adopted this code of ethics (the “Code of Ethics”), which shall be reviewed and, if appropriate, amended from time to time.  The purpose of this Code of Ethics is to identify the ethical and legal framework in which the Firm and its employees are required to operate, and to highlight some of the guiding principles and mechanisms for upholding the Firm’s standard of business conduct, as set forth below.  Maintaining a spirit of openness, honesty and integrity are of paramount importance at the Firm.  The Firm believes that its employees should feel comfortable expressing their opinions and should be vigilant about alerting senior management of anything they deem amiss with respect to the Firm’s business, operations or compliance.

All Firm employees are subject to the Code of Ethics. Certain temporary employees, consultants, independent contractors, and any other persons may also be subject to the Code of Ethics depending on their day-to-day functions within the Firm. The Chief Compliance Officer (“CCO”) will determine if or when a temporary employee, consultant, independent contractor or other person should be subject to the Code of Ethics. Employees and any other persons subject to the Code of Ethics will be required to acknowledge receipt of the Code of Ethics in writing.

The Firm intends to provide high quality investment advisory services to clients in a manner that is ethical, fair and equitable to all involved. The Firm’s advisory activities include: (i) providing investment advice to private investment funds (the “Funds”); (ii) providing investment advice to separately managed accounts (the “Managed Accounts”); and (iii) acting as a sub-adviser to investment companies registered under the Investment Company Act of 1940 (the “40 Act Funds”).

The Firm is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser. This Code of Ethics is intended to satisfy the Firm’s obligations in connection with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“40 Act”).

As used in this Code of Ethics:

1.
the term “Fund” means any (i) private investment fund (including, without limitation, hedge funds, private equity funds, funds of funds, any other private investment funds and similar entities) and Managed Account for which the Firm acts as investment adviser and/or general partner; and (ii) any 40 Act Fund for which the Firm acts as a sub-adviser;

2.	the term “client” means the owner of a Managed Account and any Fund for which the Firm serves as investment adviser, sub-adviser and/or general partner;

3.	the term “Fund investor” means any investor or shareholder, as applicable, in any Fund;

4.	the “Principals” of the Firm are Matthew Lindenbaum, Bennett Lindenbaum (the “Portfolio Managers”) and Marc Samit; and

1	February 2018

5.
the term “employee” means, unless the context requires otherwise, each Principal, partner, officer, director (or other person occupying a similar status or performing similar functions), employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm or is otherwise determined to be subject to the Code of Ethics.

B.	Standard of Business Conduct

It is the responsibility of all employees to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to the Firm’s clients.  Employees have a duty to place the best interests of the Firm’s clients first and to refrain from having outside interests that conflict with such interests of the Firm’s clients.  To this end, employees are required to maintain the following standards:

1.	comply with all applicable laws, rules and regulations (“Applicable Laws”), including, but not limited to, federal securities laws;

2.	comply with the Firm’s policies and procedures, as they are updated from time to time;

3.	deal honestly and fairly with clients;

4.	disclose to clients potential and actual conflicts of interest;

5.
exercise diligence in making investment recommendations or taking investment actions, including but not limited to maintaining objectivity, considering the suitability of an investment for a particular client or portfolio and keeping appropriate records;

6.	avoid engaging in any outside business activities that conflicts with the clients’ best interests; and

7.
disclose immediately to the Firm’s management any matters that could create a conflict of interest, constitute a violation of any government or regulatory law, rule or regulation or constitute a violation of the Firm’s policies and procedures, including the Code of Ethics.

C.	Fiduciary Capacity

1.	Fiduciary Duty

Section 206 of the Advisers Act prohibits the Firm from engaging in fraudulent, deceptive or manipulative conduct.  The Firm is required to act with more than honesty and good faith alone.  The Firm has an affirmative duty to act with loyalty, impartiality and prudence and in the best interests of its clients.

2.	Fiduciary Principles

a.	Loyalty to clients. The Firm is obligated to put the best interests of the client ahead of the interests of the Firm and its employees;

b.	Disinterested Advice. The Firm must provide advice that is in the client’s best interest and employees are obligated to have a reasonable, independent basis for the investment advice provided;

c.
Suitability.  The Firm has a duty to ensure that investment advice is suitable to meet the client’s individual objectives, needs and circumstances (provided, that this requirement will not be applicable where: (i) the client has instructed the Firm to employ a particular investment strategy or to purchase or sell particular securities and other investments and the Firm has disclosed to the client that the Firm’s investment advice will be made pursuant to such instructions rather than in a manner specifically designed to meet the client’s individual objectives, needs and circumstances; or (ii) where the client is a Fund and disclosure has been made to prospective Fund investors that the Fund’s assets will be invested/traded pursuant to the investment strategy described in the Fund’s governing documents);

d.
Written Disclosures.  The Firm must provide full and fair disclosure of all important facts and avoid misleading clients. The Firm’s (a) brochure (Form ADV Part 2A) and brochure supplements (Form ADV Part 2B) and (b) investment advisory agreements with its clients, must collectively include language detailing all material facts regarding the Firm, the advisory services rendered, compensation payable to the Firm and conflicts of interest;

e.
Conflicts of Interest.  The Firm and its employees have an obligation to try to avoid conflicts of interest and must disclose any known potential or actual conflicts of interest when dealing with clients; and

f.
Confidentiality.  Records and financial information pertaining to the Firm’s clients and Fund investors must be treated with strict confidentiality.  The Firm will not disclose such information about a client or Fund investor except (a) as required by law, (b) on a “need to know basis” to persons providing services to the Firm (e.g., broker-dealers, accountants, attorneys, custodians and administrators), or (c) with the express prior written consent of the client.

3.	Fraud

Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited.  Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and misappropriation of client funds.

D.	Prohibited Conduct

Firm employees must avoid any circumstances that might adversely affect, or appear to affect, their duty of complete loyalty to the Firm’s clients.  Neither the Firm nor any of its employees shall:

1.
employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any of its clients is a participant;

2.
make any untrue statement of a material fact or omit to state to any person a material fact necessary in order to make a statement of the Firm, in light of the circumstances under which it is made, materially complete and not misleading;

3.	engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client;

4.	engage in any manipulative practices;

5.
cause the Firm, acting as principal for its own account or for any account in which the Firm or any person associated with the Firm has a beneficial interest, to sell any security to or purchase any security from a client in violation of any Applicable Law;

6.	engage in any form of harassment;

7.	unlawfully discuss trading practices, pricing, clients, research, strategies, processes or markets with competing firms or their personnel; and

8.	make any unlawful agreement with vendors, existing or potential investment targets or other organizations.

E.	Conflicts of Interests

The Firm has a duty to act in the best interest of its clients and to fully disclose all material facts concerning any known potential and actual conflicts of interest that may arise with respect to any client.  The Firm takes a conservative approach and stressesthat individuals subject to the Code of Ethics have an obligation to avoid any activity or relationship that may reflect unfavorably on the Firm as a result of a possible conflict of interest or even the appearance of such a conflict or impropriety.

Employees may not use any confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain.  Additionally, other potential conflicts of interest are further addressed herein or in the Firm’s Compliance Manual.

If an employee is uncertain whether a potential or actual conflict exists in any particular situation, they should consult with the CCO immediately.

F.	Personal Trading Policy

All employees shall comply with the procedures governing personal securities transactions set forth below.

1.	Introduction

The following procedures are designed to not only ensure the Firm’s technical compliance with Rule 204A-1 and Rule 17j-1, but also to mitigate any potential material conflicts of interest associated with employees’ personal trading activities.  Accordingly, the CCO will closely monitor employees’ trading to detect abusive investment patterns including, but not limited to, frequent and/or short-term trades, front-running client accounts and trading based on material non-public information.

Strict compliance with the Firm’s Personal Trading Policy is essential to the Firm and its reputation.  This Personal Trading Policy, and the procedures described herein, are in addition to and separate from (i) the Policy to Detect and Prevent Insider Trading (set forth in the Firm’s Compliance Manual), and (ii) other laws, rules and regulations applicable to individual transactions by investment advisory personnel, securities industry employees and fiduciaries generally.  NONCOMPLIANCE WITH THIS PERSONAL TRADING POLICY BY ANY EMPLOYEE CAN BE GROUNDS FOR IMMEDIATE DISMISSAL BY THE FIRM.  Every employee of the Firm is expected to be familiar with this Personal Trading Policy and the procedures contained herein.  These matters may be reviewed with the CCO at any time.

2.	Definitions

For purposes of this Code of Ethics the following terms shall have the meanings set forth below:

a.
Security. The term “security” means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including, stocks, options, rights, warrants, futures, contracts, convertible securities, notes, bonds, debentures, mutual funds, partnership interests, other interests in private investment funds or other securities in which the Firm’s clients may invest or as to which the Firm may make recommendations.

b.
Beneficial Interest.  The term “beneficial interest” has a very broad meaning.  An employee has a beneficial interest not only in securities that an employee owns directly, and not only in securities owned by others specifically for the employee’s benefit, but also in (i) securities held by the employee’s spouse, minor children and relatives who live full time in his or her home; and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.  Some other examples of when a beneficial interest would exist include when securities are held:

1.	by a trust in which an employee has an income or remainder interest;

2.	by an employee as trustee or co-trustee, where either the employee or any member of his or her immediate family has an income or remainder interest in the trust;

3.	by a trust of which the employee is the settlor;

4.	by any non-public partnership in which the employee is a partner;

5.	by a personal holding company controlled by the employee alone or jointly with others; and

6.	in a 401(k) plan account, IRA or other similar type plans.

If you have any questions regarding what is deemed a “security” or the definition of “beneficial interest” and how it applies to you, please contact the CCO.

3.	Trading Restrictions

Employees may not purchase or sell any security in which the employee has or will have, as a result of the transaction, a beneficial interest unless the transaction occurs in an exempt security or the employee has complied with the procedures described below.

Employees are subject to the following restrictions with respect to each security transaction and security holding in which the employee has or will have, as a result of the transaction, a beneficial interest:

Initial Holdings.  Employees may sell any or all of their security holdings within 30 days from their employment start date at the Firm (the “Initial Selling Window”) upon written approval by the Firm (see F.4.).  Please note that a separate approval is required for each sale. An employee who elects to maintain security holdings is required to hold such securities for the applicable Holding Period (as defined below).

Holding Period.  Except as permitted during the Initial Selling Window (as defined above),  securities maintained by an employee in which the employee has a beneficial interest is subject to a holding period of six months (180 days), or three months (90 days) for mutual fund holdings, from the employee’s start date.  If an employee purchases additional shares or other interests in a security, or purchases shares or interests in one or more other securities, all shares or other interests held by the employee through such purchases are subject to the applicable holding period as of the trade date.  For avoidance of doubt, the holding period will apply to all shares of the security or others interests each time an employee purchases such shares of the security or other interests.  After the expiration of each holding period, an employee is eligible to sell the shares of the security or other interests, subject to written approval by the Firm (see F.4.).

Mutual Fund Transactions.  Employees are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market-timing activities. Subject to the restrictions set forth below, employees may buy and sell shares or other interests of mutual funds upon written approval by the Firm (see F.4.) for such transactions in which the employee has or will have, as a result of the transaction, a direct or indirect beneficial interest.

Inside Information.  Employees are prohibited from trading any security issued by a company that is on the Firm’s restricted list, held in a client portfolio, subject to a confidentiality agreement or the employee may possess material non-public information or that is otherwise deemed to be restricted by the CCO.

Short Sales. Employees are prohibited from entering into a net short position with respect to any security, whether or not it is otherwise restricted.

Initial Public Offerings. Employees are generally prohibited from acquiring securities in an initial public offering (other than a new offering of a registered open-end investment company).  Permission to participate in an initial public offering may only be granted upon written approval by the Firm (see F.4.) on a case-by-case basis.

Private Placements and Other Limited Offerings. Employees are permitted to acquire interests in private investment funds, privately placed securities and other limited offerings, upon written approval by the Firm (see F.4.).  Once approved, any additional capital investments (other than capital calls related to the initial approved investment) require separate approval.  Employees requesting permission must disclose any conflicts or potential conflicts of interest that may exist in connection with the investment.

Investment in a Basswood Fund. Employees may speak to the CCO regarding the possibility of investing in a Fund which Basswood serves as an investment adviser.  This investment is subject to an employee’s individual eligibility to invest and will not be approved if such eligibility is not met.  With regard to an employee’s investment in a Fund, the employee shall not be required to obtain pre-approval for an investment or subscription to the Fund.  Rather, the execution of the Fund’s subscription document shall serve as evidence of the Firm’s pre-approval of the employee’s investment in the Fund.

4.	Pre-Approval of Personal Securities Transactions of Employees

Employees must obtain written approval before executing all personal securities transactions in which the employees have or will have, as a result of the transaction, a direct or indirect beneficial interest.  Employees shall complete the Personal Securities Trading Request and Pre-Approval Form and submit it to the CCO when requesting a trade in securities.  The CCO and the Chief Operating Officer (“COO”) will review the form and, as soon as practicable, determine whether to approve the transaction. Approval of the transaction will be granted upon the dual signatures of the CCO and COO. The approval for a transaction is only effective during the time period granted (generally, until the end of the following business day).

If the approved transaction is not fully executed by the end of the approval period or the employee wishes to transact in that security after the expiration of the approval period, he/she must obtain a new pre-approval before the transaction can be executed.  Accordingly, limit orders and “good ‘til cancelled” instructions must be withdrawn by the end of the approval period, unless a new approval is obtained.

The Firm reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct for a number of reasons, including, but not limited to: conflicting sides of a transaction with clients; violation of a confidentiality agreement; and the proposed transaction is before an intended client trade.

The CCO will review the pre-approval requests of the COO and the COO will review the CCO’s pre-approval requests.

5.	Reporting

In order to maintain compliance with Rule 204A-1 under the Advisers Act, the Firm must collect certain reports from employees that include transaction and holding information regarding the personal trading activities of the employees.  The reports are described in further detail below:

Account Statements and Trade Confirmations.  Each employee must arrange to have duplicate copies of account statements of each personal investment account and trade confirmations for each transaction sent directly from the executing broker-dealer, bank, or other third-party institution to the CCO, at least quarterly and within 30 calendar days after the end of the applicable calendar quarter. In the event that such trade confirmations and/or account statements cannot be directly sent to the CCO, the employee must provide the CCO with accurate, complete and unaltered copies of such documents. At the request of the CCO, the employee may be subject to additional reporting requirements.

Initial Holdings Report.  An employee shall, no later than ten (10) calendar days after the employee begins its relationship with the Firm provide to the CCO (i) a list of all personal security holdings and other investments in which the employee has a direct or indirect beneficial interest. The list must include the title, number of shares, symbol or CUSIP number, principal amount of each security and name of the broker-dealer or bank where the security is held (in substitute of the list, the employee may provide copies of brokerage account statements that are dated within 45 days of the date the employee submits them to the CCO); and (ii) a completed List of Personal Investment Accounts including all personal investment accounts in which you have a beneficial interest.

Annual Holdings Report.  All employees, no later than forty-five (45) days after the end of each calendar year (February 14th), must provide to the CCO (i) a list of all personal security holdings and other investments in which the employee has a direct or indirect beneficial interest. The list must include the title, number of shares, symbol or CUSIP number and principal amount of each security (in substitute of the list, the employee may provide copies of brokerage account statements that are dated within 45 days of the date the employee submits them to the CCO); and (ii) a completed List of Personal Investment Accounts including all personal investment accounts in which you have a beneficial interest.

Investment Accounts. Employees are responsible for notifying the CCO at the time any new brokerage or investment account is opened or upon a change in ownership or account number.  The notification should be submitted in writing and should include the name of the broker-dealer or bank where the account is held, name of the account, the account number (old number and new number if account changed) and the effective date of the change.

The copies of all completed reports, trade confirmations and account statements required under the Personal Trading Policy are retained by the CCO.

6.	Exceptions

Unless otherwise noted, exceptions to the pre-approval and reporting requirements of security transactions and holdings are as follows:

a.	Exempt Securities

Transactions and holdings in the following securities are exempt from the pre-approval and reporting requirements: direct obligations of the federal government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares issued by money market funds.

b.	Exempt Transactions

Certain Corporate Actions.  Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

Rights.  Acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market.

Automatic Investment Plans. Purchases or sales of shares pursuant to an Automatic Investment Plan; provided, such Automatic Investment Plan was pre-approved.

c.	Exempt Investment Accounts

Transactions in Non-Discretionary Accounts.  Upon approval, employees are permitted to hold Non-Discretionary Accounts, in which a third-party broker or adviser has full discretion to execute transactions and manage the account, and the employee has no direct or indirect influence or control over the investment decision making process of the account. Transactions in Non-Discretionary Accounts do not require pre-approval, provided the Firm reasonably believes that the employee has no direct or indirect influence or control over the account which may include, but is not limited to, review of the account agreement or similar document stating that the broker or adviser has full discretionary authority over the account and the employee has no direct or indirect influence or control over the account. For such accounts, the Firm may request additional certifications or reporting.

Asset Allocation Portfolios.  Investments and withdrawals in asset allocation portfolios, such as portfolios eligible in 529 plans or similar accounts, where employees can choose the portfolio-type but not the individual funds.

401(k) Plan. Contributions, exchanges, withdrawals, rebalancing, allocations and reallocations within a 401(k) plan account do not require pre-approval or reporting. Note: This exemption is not applicable to any Self-Directed 401(k) accounts whereby an employee holds securities in a separate brokerage account and has access to invest in securities other than the mutual fund options provided by the 401(k) sponsor.

The CCO has the authority to exempt an employee or any personal securities transaction or account of an employee from the provisions of the Personal Trading Policy.  Any requests for an exemption must be submitted in writing to the CCO. The CCO will address each exemption request individually and determine whether to approve the exemption on a case-by-case basis. Written documentation describing the circumstances and reasons for any exemption granted will be maintained by the CCO.

7.	Review of Reports and Transaction Records

The CCO shall review each report and transaction record required by this Personal Trading Policy for any evidence of improper trading activities, conflicts of interest and/or violations of this policy.  After reviewing each report and transaction record, the CCO will document evidence of his review.  Any employee transactions that are believed to be a violation of the Personal Trading Policy will be reported promptly to the Firm’s management.

G.	Insider Trading

Federal and state securities laws prohibit both the Firm and its employees from trading securities – including equity and debt securities and derivative instruments – for ourselves or for others (including the Managed Accounts and the Funds) based on “inside information.”  These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (so-called “tipping”).  These prohibitions apply to all employees and extend to activities within and outside of the employees’ duties at the Firm.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, corporate earnings and other such non-public information.  The Firm’s clients’ background and financial and other business information, securities holdings, balances, etc., are also confidential and must not be discussed with any persons not affiliated with the Firm whose responsibilities do not require knowledge of those facts and data.

Consistent with the duty to prevent insider trading and to fulfill the obligation to establish, maintain and enforce written policies and procedures to prevent insider trading, the Firm has adopted the “Policy to Detect and Prevent Insider Trading” which is set forth in the Firm’s Compliance Manual.  It is imperative that employees understand and comply with the “Policy to Detect and Prevent Insider Trading”. Strict compliance with this policy is essential to the Firm and its reputation.

If an employee learns of information that they believe may be considered inside information, the employee must inform the CCO immediately. Any questions regarding inside information or the Firm’s Policy to Detect and Prevent Insider Trading should be directed to the CCO.

H.	Privacy of Client Information

All information relating to clients’ portfolios and activities and to proposed recommendations is strictly confidential.  Consideration of a particular purchase or sale for a client account may not be disclosed, except to authorized persons. Additionally, the Firm receives non-public personal information of clients and is required to maintain the privacy of such information. The Firm restricts access to clients’ non-public personal information to employees who need to know such information in order to provide products or services to such persons and maintains appropriate safeguards to protect the privacy of their non-public personal information.

I.	Service as a Director

Employees may not serve as a director of a publicly traded company without prior approval by the Firm based upon a determination that service as a director would not be adverse to the best interests of any client.  Employees serving as directors are presumed to have access to non-public information and the Firm could, as a result, be restricted in trading the securities of that company. Serving as a director may cause other potential conflicts of interest and such conflicts shall be addressed in the appropriate policies and procedures in the Firm’s Compliance Manual or through other procedures determined by the CCO to be appropriate under the circumstances.

J.	Outside Business Activities

Employees must not engage in activities which conflict with the business interests of the Firm or impede upon their job performance with the Firm.  Any employment or outside business activities, whether or not it is in conflict with the business interests of the Firm, is strictly prohibited unless approved in writing by the Firm.  All employees are required to disclose in writing to the CCO any other employment or outside business activities.

Outside business activities include, and are not limited to, participation in civic or professional organizations that might involve divulging confidential information of the Firm; and investing or holding interests or directorships in any entity outside of the Firm.

If an employee is unsure about whether an activity is deemed “other employment” or a “business activity,” please contact the CCO.

K.	Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

L.	Reporting and Certification Requirements

In addition to the reporting requirements described in the Personal Trading Policy (see F.5.) and in other sections of this Code of Ethics, employees are obligated to make the following certifications and acknowledgements:

All employees will be provided a copy of the Code of Ethics upon hire, annually and when amended. Employees are required to provide written acknowledgement attesting that they have (i) received a copy of the Code of Ethics; (ii) read and understand all provisions of the Code of Ethics; and (iii) agree to comply with the terms of the Code of Ethics.  Any questions regarding the Code of Ethics should be directed to the CCO.

M.	Reporting of Violations of the Code of Ethics

Employees are required to promptly report any violations of this Code of Ethics, the Firm’s policies and procedures and/or any Applicable Law, as well as all actual or known potential conflicts of interest.  Such reports shall be made to the CCO and may be made on a confidential or non-confidential basis, orally or in writing, in person, by phone, hand delivered or sent by e-mail or fax.  The Firm has a non-retaliation policy that applies to employees who report such matters in good faith and, accordingly, the Firm has adopted a Whistleblower Policy, set forth in the Firm’s Compliance Manual, which addresses these matters.

N.	Review and Enforcement

The CCO is responsible for administering, implementing and enforcing the Code of Ethics and the policies and procedures set forth in the Firm’s Compliance Manual in order to prevent and detect violations of Applicable Laws.  Specific duties and authority of the CCO include, but are not limited to:

Training. The CCO conducts training to establish that all employees fully understand the Code of Ethics, the Firm’s policies and procedures and the Applicable Laws relating to the Firm’s business and operations. Training is conducted upon hire and periodically as appropriate.

Review of Personal Trading Information. The CCO reviews all information regarding an employee’s personal trading activity.  All such information may also be available for inspection by the Principals, Chief Financial Officer, U.S. Securities and Exchange Commission or other applicable regulatory authority.

Annual Review. The CCO conducts an annual review of the Code of Ethics and the Firm’s policies and procedures to assess and determine the adequacy and effectiveness of their implementation.

Form ADV. The CCO shall include the full and fair disclosures required in Form ADV including a description of this Code of Ethics on Form ADV Part 2A, Item 11. A copy of the Code of Ethics will be provided to any client or prospective client upon request. Additionally, the CCO is responsible for monitoring that Form ADV Part 2 and any other disclosure documents are provided to all clients and prospective clients, when appropriate.

Exemption Authority. The CCO has the authority to exempt an employee or any personal securities transaction or account of an employee from the provisions of the Personal Trading Policy and/or other provisions of the Code of Ethics.  Any requests for an exemption must be submitted in writing to the CCO. The CCO will address each exemption request individually and determine whether to approve the exemption on a case-by-case basis. Written documentation describing the circumstances and reasons for any exemption granted will be maintained by the CCO.

Authority to Grant Approval. Other than granting approval for personal securities transactions, which requires approvals by both the CCO and COO, the CCO has the authority to grant any of the approvals on behalf of the Firm as required under the Code of Ethics. In the event the CCO is unavailable, the COO is authorized to grant any of the approvals hereunder.  Additionally, the COO will review the CCO’s pre-approval requests and grant approval, if appropriate.

Sanctions. Upon discovering that an employee has violated the Code of Ethics, the Firm, at its discretion, may impose sanctions and/or other remedies recommended by the CCO and/or management that are considered appropriate under the circumstances. These sanctions may include, among other things, restrictions of personal trading or other permitted activities, reversal of trades, disgorgement of profits, suspension or termination of employment, and/or notifying regulators or the appropriate authorities if deemed necessary.

Any questions regarding the Code of Ethics should be directed to the CCO.